Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement of EPIQ Systems, Inc. on Form S-3 of our report dated February 25, 2004 (June 21, 2004 as to notes 4 and 16) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and other intangible assets in 2002), appearing in the Current Report on Form 8-K of EPIQ Systems, Inc. dated June 21, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
June 30, 2004